Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
KVH Industries, Inc.:
We consent to the incorporation by reference in the Registration Statement Nos. 333-190541, 333-168406, 333-160230, 333-141404, 333-112341, 333-67556, and 333-08491 on Form S-8 of KVH Industries, Inc. of our reports dated March 17, 2014, with respect to the consolidated balance sheets of KVH Industries, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10‑K of KVH Industries, Inc.
Our report dated March 17, 2014 on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of KVH Industries Inc.’s internal control over financial reporting as of December 31, 2013 the internal control over financial reporting of Headland Media Limited and its subsidiaries (now known as the KVH Media Group), which was acquired on May 11, 2013. The aggregated total assets and total revenues represent 19% (including approximately 15% of total assets related to goodwill and intangible assets that were included within the scope of its assessment) and 5%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of KVH Industries, Inc. also excluded an evaluation of the internal control over financial reporting of the KVH Media Group.

/s/ KPMG LLP

Providence, Rhode Island
March 17, 2014